UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2009

ISCO INTERNATIONAL, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-22302	36-3688459
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1001 Cambridge Drive
Elk Grove Village, IL	60007
(Address of principal executive offices)	(Zip Code)

(847) 391-9400
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported in ISCO International, Inc.’s (the “Company”) Current Report on Form 8-K filed on May 5, 2009, the Company’s lenders, Alexander Finance, L.P. and Manchester Securities Corporation (the “Lenders”), propose to initiate a public UCC foreclosure sale (the “Proposed Sale”) in which a nominee entity owned by the Lenders (“NewCo”) would, if such entity is the successful bidder, obtain certain of the Company’s assets in the Proposed Sale. The Proposed Sale is scheduled to take place on May 19, 2009 (rather than on May 18, 2009 as previously reported). On May 6, 2009, the Lenders indicated to the Company that NewCo’s minimum bid at the Proposed Sale is intended to be a credit bid of $10 million.  As of April 30, 2009, the Company’s total outstanding indebtedness to the Lenders was approximately $25.2 million (the “Indebtedness”).

Unless the amount bid at the Proposed Sale exceeds the amount of the Indebtedness, plus the other liabilities of the Company, there will not be any proceeds available for the Company’s stockholders.

Forward-Looking Statements:

The statements contained above include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). When used herein and in future filings by us with the SEC, in our news releases, presentations to securities analysts or investors, and in oral statements made by or with the approval of one of our executive officers, the words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Such risks and uncertainties include the actual amount of proceeds received should the Company’s assets be sold and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this current report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISCO INTERNATIONAL, INC.

By:	/s/ Gary Berger
Name : Gary Berger
Title : Chief Financial Officer
Date: May 7, 2009